Exhibit 99.1

CorEnergy Provides Update on Business Activities and Dividends

Expects to Release Full-Year 2022 Results and 2023 Outlook on March 7, 2023

KANSAS CITY, Mo. – February 6, 2023 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors has determined the Company will suspend dividend payments on its 7.375% Series A Cumulative Redeemable Preferred Stock and the Company’s common stock.

“After careful consideration, the Board agreed with management’s recommendation to suspend dividends due to a combination of declining volumes and increased costs in our California systems. As a result, we filed for a 36% rate increase on our SPB line in California based on the regulated cost-of-service tariff structure,” said Dave Schulte, Chairman and Chief Executive Officer.

“Additionally, near-term debt maturities provide a transitory challenge, which will be addressed with a focus on monetizing assets and reducing total leverage. Pending the resumption of dividends, we believe that retained capital best benefits stockholders through the reduction of debt. The Board will continue to evaluate future dividend payments on a quarterly basis,” Schulte concluded.

CorEnergy intends to provide additional information about its corporate priorities and development plans with its full-year 2022 results report, expected to occur on March 7, 2023. The Company also intends to provide its 2023 outlook at that time, including updates on development efforts in the energy transition.

CorEnergy’s 7.375% Series A Cumulative Redeemable Preferred Stock will accrue dividends during any period in which dividends are not paid. Any accrued Series A Cumulative Redeemable Preferred dividends must be paid prior to the Company resuming common dividend payments. Based on the suspension of dividend payments to CorEnergy’s public equity holders, the Crimson A-1, A-2 and A-3 Units and CorEnergy’s Class B Common Stock will not receive dividends.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates regulated natural gas transmission and distribution lines and crude oil transmission pipelines and associated rights-of-way. For more information, please visit corenergy.reit.

Forward-Looking Statements

With the exception of historical information, certain statements contained in this press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be
1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705 | Fax:816-875-5875 | corenergy.reit

Exhibit 99.1
incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any dividends paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants and other applicable requirements.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705 | Fax:816-875-5875 | corenergy.reit